To the Board of Directors
Searchlight Minerals Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Searchlight Minerals Corp. of our report dated April 10, 2006, except for Note 2, which is dated October 23, 2006 and Notes 1, 3, 4 and 13, which are dated July 7, 2008, with respect to the balance sheet as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the year then ended, including inception cumulative data prospectively from January 14, 2000 (date of inception) through December 31, 2005, which appears the Annual Report on Form 10-K for the year ended December 31, 2009 of Searchlight Minerals Corp.

We also consent to the reference to our firm under the heading "Experts" in the prospectus included in such Registration Statement.

KYLE L. TINGLE, CPA, LLC

Las Vegas, Nevada
October 18, 2010

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com